Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Posts Solid First-Quarter Earnings
Strong salt performance despite mild weather partially offsets agriculture sector weakness
First-Quarter Highlights:

•	Salt segment operating earnings increased 7 percent year-over-year, partially offsetting a 75 percent year-over-year decline in plant nutrition segment operating earnings

•	Seventh consecutive quarter of year-over-year salt segment operating earnings margin improvement, adjusted for special items

•	Restructuring plan, previously announced, underway to reduce costs and streamline structure

OVERLAND PARK, Kan.--(BUSINESS WIRE)--Apr. 25, 2016-- In the 2016 OUTLOOK table, the "Operating earnings margin" for the "Salt Segment" should read "13% to 14.5%" (instead of "16.5% to 18%").

The corrected release reads:
Compass Minerals Posts Solid First-Quarter Earnings
Strong salt performance despite mild weather partially offsets agriculture sector weakness.

First-Quarter Highlights:

•	Salt segment operating earnings increased 7 percent year-over-year, partially offsetting a 75 percent year-over-year decline in plant nutrition segment operating earnings

•	Seventh consecutive quarter of year-over-year salt segment operating earnings margin improvement, adjusted for special items

•	Restructuring plan, previously announced, underway to reduce costs and streamline structure

Compass Minerals Reports Earnings

OVERLAND PARK, Kan. (April 25, 2016) – Compass Minerals (NYSE: CMP), a leading producer of essential minerals, announced a decline in first quarter earnings as a result of continued mild winter weather and agricultural market weakness.

“Our strong 2015-2016 highway deicing bid season results helped mitigate the headwinds from mild winter weather in our salt business, while the sluggish agriculture market continued to impact our plant nutrition business this quarter,” said Fran Malecha, Compass Minerals’ president and CEO. “We are making progress with our initiatives to reduce costs, streamline the organization and build better businesses based on our strong assets. Following this down cycle, I believe Compass Minerals will be even better positioned to deliver increasing value for shareholders.”

First-quarter net income declined to $49.7 million, or $1.46 per diluted share, from $60.6 million, or $1.79 per diluted share, in the first quarter of 2015.

Revenue in the first quarter totaled $345.7 million, which was 12 percent below 2015 first-quarter results, as both of the company’s business segments reported lower sales volumes and average selling prices.

Salt segment EBITDA* increased 6 percent compared to the first quarter of 2015 as improved margins more than offset the sales volume impact of mild winter weather. These results represent the seventh consecutive quarter of year-over-year salt segment EBITDA* margin improvement.

Weak demand in the agriculture market combined with expected, higher per-unit costs resulted in a 53 percent reduction in plant nutrition segment EBITDA* compared to the first quarter of 2015.

The company’s consolidated operating earnings of $74.3 million were $10.4 million below first-quarter 2015 results, a decline of 12 percent.

Compass Minerals Reports Earnings

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended March 31,
	2016	2015
Sales	$345.7	$393.0
Sales less shipping and handling costs (product sales)	256.3	291.1
Operating earnings	74.3	84.7
Operating margin	21.5%	21.6%
Net earnings	$49.7	$60.6
Diluted earnings per share	1.46	1.79
EBITDA*	95.4	107.3
Adjusted EBITDA*	94.6	103.8
* Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT
Mild winter weather throughout North America and the U.K. resulted in an 8 percent year-over-year decline in salt segment total revenue. First quarter highway deicing sales volumes were 3 percent lower than first-quarter 2015 sales volumes, which was more than explained by a substantial decline in U.K. sales volumes. Consumer and industrial sales volumes decreased 5 percent compared to the first quarter of 2015. As expected, average selling price for highway deicing products declined 6 percent in the 2016 quarter from 2015 results while the average price for consumer and industrial products was essentially unchanged.

Salt segment operating earnings increased 7 percent compared to the first quarter of 2015, despite lower sales volumes and average selling price. This increase resulted in an operating margin of 28.3 percent in the quarter compared to 24.3 percent in the first quarter of 2015. The improvements this quarter were driven primarily by year-over-year benefits in consumer and industrial logistics costs and a strong highway deicing bid season, which produced increased commitment volumes in freight-logical geographies. In addition, prior-year salt operating earnings were negatively impacted by short-term costs associated with imported salt usage and unplanned, weather-driven downtime in the company’s Goderich, Ontario rock salt mine.

Compass Minerals Reports Earnings

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended March 31,
	2016	2015
Sales	$292.1	$316.7
Sales less shipping and handling (product sales)	209.1	222.2
Operating earnings	82.7	77.0
Operating margin	28.3%	24.3%
Segment EBITDA*	$93.4	$87.9
Segment EBITDA* margin	32.0%	27.8%
Sales volumes (in thousands of tons):
Highway deicing	3,724	3,847
Consumer and industrial	482	507
Total salt	4,206	4,354
Average sales prices (per ton):
Highway deicing	$59.51	$62.99
Consumer and industrial	146.12	146.77
Total salt	69.45	72.74
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables following this release.
Winter Weather Effect
Winter weather in the regions we serve was very mild for the full season as snow activity remained limited and warmer temperatures continued in the first quarter of 2016. As a result, the company estimates the variations from average winter weather negatively impacted sales and earnings for the quarter and the full season.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended March 31,		Winter season ended March 31,*
	2016	2015	2015-2016	2014-2015
Favorable (unfavorable) to average weather: Sales	($70) to ($80)	($33) to ($37)	($145) to ($165)	negligible
Operating earnings	($35) to ($40)	($14) to ($18)	($70) to ($80)	negligible
*“Winter season” is the six-month period ended March 31.

Compass Minerals Reports Earnings

PLANT NUTRITION SEGMENT
Plant nutrition segment revenue in the first quarter of 2016 declined $22.5 million from first-quarter 2015 results. The company sold 74,000 tons of plant nutrition products in the 2016 first quarter, which was 24 percent below year-ago sales volume. Average selling prices were 9 percent lower than in the first quarter of 2015. While these results were below prior-year levels, they were in line with company expectations.

First-quarter 2016 plant nutrition segment EBITDA* declined 53 percent to $13.2 million from $27.8 million in the 2015 first quarter. The 2016 results include a $1.9 million gain from disposition of property at our Ogden, UT facility. Lower selling prices for sulfate of potash combined with higher per-unit costs reduced EBITDA* margin to 25.8 percent, down from 37.8 percent in the first quarter of 2015. Production costs remained elevated due to high-cost, carry-over inventory from 2015.

Plant Nutrition Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended March 31,
	2016	2015
Sales	$51.1	$73.6
Sales excluding shipping and handling (product sales)	44.7	66.2
Operating earnings	5.3	20.8
Operating margin	10.4%	28.3%
Segment EBITDA*	$13.2	$27.8
Segment EBITDA margin*	25.8%	37.8%

Sales volumes (in thousands of tons)	74	97
Average sales price (per ton)	$689	$759
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables following this release.
OTHER FINANCIAL HIGHLIGHTS
The company generated $92.6 million in cash flow from operations in the current quarter, compared to $122.4 million in the same period of 2015.

Lower gains from foreign exchange reduced other income in the first quarter of 2016 to $0.8 million from $3.5 million in the first quarter of 2015.

Compass Minerals Reports Earnings

As announced in February 2016, the company has initiated a restructuring to reduce ongoing costs. This resulted in a charge of $3.2 million in the first quarter of 2016 related to the elimination of approximately 150 positions. A significant portion of the reductions are due to the company's investment in continuous mining at its Goderich location. In total these actions are expected to result in ongoing, annualized savings of approximately $15 million by the end of 2017.

In April, the company completed the refinancing of its secured credit facilities. The new secured facilities, which include a $400 million term loan and a $300 million revolver, carry an interest rate of LIBOR plus 1.5 percent based on the company's current leverage. These new credit facilities are expected to lower interest expense going forward.

OUTLOOK
A summary of the company’s second-quarter and full-year outlook is summarized in the table below. Full-year guidance remains unchanged from the company’s April 7, 2016 update.

The company expects the upcoming highway deicing bid season in North America will be influenced by the mild weather of the 2015-2016 winter season. The company continues to expect a modest recovery in full-year plant nutrition sales volumes compared to 2015 results and improving production costs throughout the year.

Compass Minerals Reports Earnings

2016 OUTLOOK: FULL YEAR EPS - $3.25 to $3.65
Salt Segment	2Q16	FY16
Volumes	1.3 million to 1.7 million tons	11.0 million to 11.8 million tons
Average selling price (per ton)	$76 to $78
Operating earnings margin	13% to 14.5%
Plant Nutrition Segment
Volumes	90,000 to 100,000 tons	320,000 to 360,000 tons
Average selling price (per ton)	$640 to $660
Operating earnings margin	13.5% to 15.5%
Corporate
Corporate and other expense		~$56 million
Interest expense		~$25 million
Capital expenditures		$175 million to $190 million
Effective tax rate		~28%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, April 26, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 9383614. Outside of the U.S. and Canada, callers may dial 913-643-4075. Replays of the call will be available on the company’s website.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/presentation.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Compass Minerals Reports Earnings

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	External Communications Manager
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	PressRelations@compassminerals.com

Certain statements in this press release, including without limitation the company’s or management’s beliefs, expectations or opinions and statements about the company’s ability to reduce costs, streamline the organization, build better businesses and deliver value for shareholders and its outlook for the second quarter of 2016 and full-year 2016, including expectations about the highway deicing bid season, production costs, earnings per share (“EPS”), volumes, average selling prices, operating earnings margin, corporate and other expense, interest expense, capital expenditures and tax rates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. These risks, uncertainties and factors include, but are not limited to: (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures, (iv) foreign exchange rates, and (v) the cost and availability of transportation for the distribution of the company’s products. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2015. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Compass Minerals Reports Earnings

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations. The company’s resource allocation, financing methods, cost of capital and income tax positions are managed at a corporate level, apart from the activities of the operating segments. In addition, the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the tables below.

Compass Minerals Reports Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended March 31,	Three months ended March 31,
	2016	2015
Net earnings	$49.7	$60.6
Interest expense	5.8	5.4
Income tax expense	20.0	22.2
Depreciation, depletion and amortization	19.9	19.1
EBITDA	$95.4	$107.3
Adjustments to EBITDA:
Other income, net (1)	(0.8)	(3.5)
Adjusted EBITDA	$94.6	$103.8

(1) Primarily includes interest income and foreign exchange gains and losses.

Reconciliation for Salt Segment EBITDA (unaudited) (in millions)
	Three months ended March 31,	Three months ended March 31,
	2016	2015
Segment operating earnings	$82.7	$77.0
Depreciation, depletion and amortization	10.7	10.9
Segment EBITDA	$93.4	$87.9

Reconciliation for Plant Nutrition Segment EBITDA (unaudited) (in millions)
	Three months ended March 31,	Three months ended March 31,
	2016	2015
Segment operating earnings	$5.3	$20.8
Depreciation, depletion and amortization	7.9	7.0
Segment EBITDA	$13.2	$27.8

Compass Minerals Reports Earnings

Reconciliation for Salt Segment Adjusted Quarterly Operating Earnings (unaudited) (in millions)
	Three months ended March 31,	Three months ended Dec. 31,	Three months ended Sept. 30,	Three months ended June 30,
	2016	2015	2015	2015
Segment Sales	$292.1	$236.1	$179.9	$116.3
Segment operating earnings	82.7	72.1	45.0	21.1
Gain from insurance settlement(a)	—	—	—	—
Adjusted segment operating earnings	$82.7	$72.1	$45.0	$21.1
Adjusted segment operating earnings margin	28.3%	30.5%	25.0%	18.1%
Depreciation, depletion and amortization	10.7	11.0	11.1	10.9
Adjusted segment EBITDA	$93.4	$83.1	$56.1	$32.0
Adjusted segment EBITDA margin	32.0%	35.2%	31.2%	27.5%

	Three months ended March 31,	Three months ended Dec. 31,	Three months ended Sept. 30,	Three months ended June 30,
	2015	2014	2014	2014
Segment Sales	$316.7	$355.3	$175.4	$118.7
Reported GAAP segment operating earnings	77.0	104.4	116.7	6.8
Gain from insurance settlement(a)	—	—	(82.3)	—
Adjusted segment operating earnings	$77.0	$104.4	$34.4	$6.8
Adjusted segment operating earnings margin	24.3%	29.4%	19.6%	5.7%
Depreciation, depletion and amortization	10.9	11.3	11.4	10.7
Adjusted segment EBITDA	$87.9	$115.7	$45.8	$17.5
Adjusted segment EBITDA margin	27.8%	32.6%	26.1%	14.7%

	Three months ended March 31,	Three months ended Dec. 31,	Three months ended Sept. 30,
	2014	2013	2013
Segment Sales	$353.2	$323.1	$142.6
Reported GAAP segment operating earnings	63.5	74.8	25.4
Gain from insurance settlement(a)	—	—	—
Estimated costs of legal ruling(b)	—	4.7	—
Adjusted segment operating earnings	$63.5	$79.5	$25.4
Adjusted segment operating earnings margin	18.0%	24.6%	17.8%
Depreciation, depletion and amortization	11.4	12.4	11.2
Adjusted segment EBITDA	$74.9	$91.9	$36.6
Adjusted segment EBITDA margin	21.2%	28.4%	25.7%
(a) In the third quarter of 2014, the company recorded an $83.3 million gain ($60.6 million, net of taxes) from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

(b) In the fourth quarter of 2013, the company recorded a reserve of $4.7 million ($2.8 million, net of taxes) related to a ruling against the company from a 2010 labor matter.

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share and per-share data)

	Three Months Ended
	March 31,
	2016	2015
Sales	$345.7	$393.0
Shipping and handling cost	89.4	101.9
Product cost	153.7	177.9
Gross profit	102.6	113.2

Selling, general and administrative expenses	28.3	28.5
Operating earnings	74.3	84.7

Other (income)/expense:
Interest expense	5.8	5.4
Earnings in equity investee	(0.4)	—
Other, net	(0.8)	(3.5)
Earnings before income taxes	69.7	82.8
Income tax expense	20.0	22.2
Net earnings	49.7	60.6
Basic net earnings per common share	$1.47	$1.79
Diluted net earnings per common share	$1.46	$1.79
Cash dividends per share	$0.695	$0.66

Weighted-average common shares outstanding (in thousands):(1)
Basic	33,746	33,626
Diluted	33,748	33,649

(1)
The company calculates earnings per share using the two-class method to account for its stock awards that receive non-forfeitable dividends. As a result, the above basic and diluted weighted shares outstanding do not include 143,000 and 216,000 of participating securities for the three months ended March 31, 2016 and 2015, respectively.

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	March 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$85.2	$58.4
Receivables, net	134.8	147.8
Inventories	211.1	275.3
Other current assets	28.7	30.8
Property, plant and equipment, net	865.1	800.7
Intangible and other noncurrent assets	327.0	311.8
Total assets	$1,651.9	$1,624.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$4.9	$4.9
Other current liabilities	131.2	165.9
Long-term debt, net of current portion	712.5	718.0
Deferred income taxes and other noncurrent liabilities	101.1	96.3
Total stockholders' equity	702.2	639.7
Total liabilities and stockholders' equity	$1,651.9	$1,624.8

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)
	Three Months Ended
	March 31,
	2016	2015
Net cash provided by operating activities	$92.6	$122.4

Cash flows from investing activities:
Capital expenditures	(43.8)	(41.7)
Other, net	(0.7)	—

Net cash used in investing activities	(44.5)	(41.7)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	31.0	—
Principal payments on revolving credit facility borrowings	(35.5)	—
Principal payments on long-term debt	(1.2)	(0.9)
Dividends paid	(23.5)	(22.4)
Proceeds received from stock option exercises	0.6	2.1
Excess tax benefit (deficiency) from equity compensation awards	(0.1)	0.1

Net cash used in financing activities	(28.7)	(21.1)

Effect of exchange rate changes on cash and cash equivalents	7.4	(12.6)
Net change in cash and cash equivalents	26.8	47.0
Cash and cash equivalents, beginning of the year	58.4	266.8

Cash and cash equivalents, end of period	$85.2	$313.8

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three months ended March 31, 2016	Salt	Plant Nutrition(1)	Corporate and Other (2)	Total
Sales to external customers	$292.1	$51.1	$2.5	$345.7
Intersegment sales	—	0.2	(0.2)	—
Shipping and handling cost	83.0	6.4	−	89.4
Operating earnings (loss)	82.7	5.3	(13.7)	74.3
Depreciation, depletion and amortization	10.7	7.9	1.3	19.9
Total assets	893.1	704.8	54.0	1,651.9

Three months ended March 31, 2015	Salt	Plant Nutrition	Corporate and Other (2)	Total
Sales to external customers	$316.7	$73.6	$2.7	$393.0
Intersegment sales	—	0.7	(0.7)	—
Shipping and handling cost	94.5	7.4	−	101.9
Operating earnings (loss)	77.0	20.8	(13.1)	84.7
Depreciation, depletion and amortization	10.9	7.0	1.2	19.1
Total assets	949.6	543.3	53.8	1,546.7

(1)	Plant nutrition segment assets include the investment in Produquímica Indústria e Comércio S.A.

(2)
Corporate and Other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology and finance functions.